Telecom Argentina S.A.
General Hornos 690
(C1272ACK) - Buenos Aires
Argentina

February 28, 2025

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of disclosure filed in Annual Report on Form 20-F under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities and Exchange Act of 1934, as amended, notice is hereby provided that Telecom Argentina S.A. has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2024, which was filed with the U.S. Securities and Exchange Commission on February 28, 2025. This disclosure can be found on pages 70 to 72 of the Annual Report on Form 20-F and is incorporated by reference herein.

Respectfully submitted,

Telecom Argentina S.A.

By:	/s/ Gabriel Blasi
Name:	Gabriel Blasi
Title:	Chief Financial Officer